Exhibit 12B
                                                                    Page 1 of 2


           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
       ------------------------------------------------------------------
                                    UNAUDITED


                                                       Six Months Ended
                                                  -----------------------------
                                                    June 30,        June 30,
                                                      1999             1998
                                                  -----------      ------------


OPERATING REVENUES                                 $907,914         $951,228
                                                    -------          -------

OPERATING EXPENSES                                  783,502          748,160
  Interest portion of rentals (A)                     7,537            5,099
                                                    -------          -------
      Net expense                                   775,965          743,061
                                                    -------          -------

OTHER INCOME:
  Allowance for funds used
    during construction                                 809            1,386
  Other income, net                                   7,482            4,918
                                                    -------          -------
      Total other income                              8,291            6,304
                                                    -------          -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $140,240         $214,471
                                                    =======          =======

FIXED CHARGES:
  Interest on funded indebtedness                  $ 43,612         $ 43,641
  Other interest (B)                                  9,864           10,937
  Interest portion of rentals (A)                     7,537            5,099
                                                    -------          -------
      Total fixed charges                          $ 61,013         $ 59,677
                                                    =======          =======

RATIO OF EARNINGS TO FIXED CHARGES                     2.30             3.59
                                                       ====             ====

Preferred stock dividend requirement               $  4,802         $  5,303
Ratio of income before provision for
  income taxes to net income (C)                      165.6%           166.3%
                                                    -------          -------
Preferred stock dividend requirement
  on a pretax basis                                   7,952            8,819
Fixed charges, as above                              61,013           59,677
                                                    -------          -------
      Total fixed charges and
        preferred stock dividends                  $ 68,965         $ 68,496
                                                    =======          =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                        2.03             3.13
                                                       ====             ====

                                                                    Exhibit 12B
                                                                    Page 2 of 2


           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
      --------------------------------------------------------------------

                                    UNAUDITED



---------------------


NOTES:

(A) JCP&L has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated mandatorily redeemable preferred securities of $5,350 for the six month periods ended June 30, 1999 and 1998, respectively.

(C) Represents income before provision for income taxes of $79,227 and $154,794 for the six month periods ended June 30, 1999 and 1998, respectively, divided by net income of $47,842 and $93,101, respectively for the same periods.